For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS 2003 ANNUAL FINANCIAL RESULTS

Total Annual Revenues Grew 77% to $53.3 Million

Annual Loss Fell 58% to $10.0 Million

Silver Spring, MD, February 24, 2004: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the fourth quarter and year ended December 31, 2003.

“We are pleased to report that United Therapeutics’ revenues for the year ended December 31, 2003 totaled $53.3 million, representing a 77% increase over 2002. Our net loss for 2003 fell to $10.0 million, a 58% reduction from the 2002 level,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.

Annual Results

Revenues grew to $53.3 million in 2003, as compared to $30.1 million in 2002. Gross margins from sales were $46.6 million or 87% in 2003, as compared to $24.7 million or 82% in 2002. This 77% increase in revenues and 5% improvement in gross margin resulted primarily from expanded sales of Remodulin®.

The net loss fell 58% to $10.0 million or $0.47 per share in 2003, as compared to $23.7 million or $1.15 per share in 2002.

Research and development expenses were $35.4 million in 2003, as compared to $26.8 million in 2002. The increase was due primarily to increased expenses related to the Remodulin and OvaRex® programs. Selling, general and administrative expenses were $22.7 million in 2003, as compared to $15.9 million in 2002. The increase was due primarily to increased salaries and related expenses for expanded sales and marketing activities, increased professional fees and increased office overhead expenses.

Interest income was $2.4 million in 2003, as compared to $5.0 million in 2002. This decrease was attributable to lower yields and less cash available for investing during 2003.

There were no losses on marketable investments in 2003, as compared to $7.4 million in 2002 resulting from the sale of all marketable debt investments in July 2002 below cost and their reinvestment in money market funds, commercial paper and federal agency issues. A $2.9 million write-down of United Therapeutics’ investment in its affiliate

AltaRex Corp. was also recorded in 2002 to adjust its carrying value to fair market value.

Fourth Quarter Results

Revenues grew to $13.6 million in 2003, as compared to $12.0 million in 2002. Gross margins from sales were $12.3 million or 91% in 2003, as compared to $10.5 million or 88% in 2002. These increases in revenues and gross margins resulted primarily from expanded sales of Remodulin.

The net loss was $3.2 million or $0.15 per share in 2003, as compared to $2.6 million or $0.12 per share in 2002.

Research and development expenses were $9.8 million in 2003, as compared to $8.4 million in 2002. The increase was due primarily to expenses related to the Remodulin and OvaRex programs. Selling, general and administrative expenses were $6.1 million in 2003, as compared to $5.3 million in 2002. The increase was due primarily to increased marketing activities.

Conference Call

United Therapeutics will host a teleconference on Tuesday, February 24, 2004 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-915-4836, with international dialers calling 1-973-317-5319. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051 from the US, or by dialing 1-973-709-2089 internationally, and using access code 338594.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues:
Product sales	$12,721	$11,078	$49,715	$26,677
Service sales	869	944	3,626	3,443

Total revenue	13,590	12,022	53,341	30,120

Operating expenses:
Research and development	9,773	8,355	35,417	26,778
Selling, general and
administrative	6,060	5,282	22,667	15,889
Cost of product sales	867	1,033	4,994	3,757
Cost of service sales	413	465	1,789	1,699

Total operating expenses	17,113	15,135	64,867	48,123

Loss from operations	(3,523)	(3,113)	(11,526)	(18,003)

Other income (expense):
Interest income	591	558	2,435	4,954
Interest expense	(18)	(27)	(112)	(117)
Equity loss in affiliate	(325)	(58)	(953)	(209)
Other, net	55	35	187	45
Write-down of investment	—	—	—	(2,893)

Loss on marketable investments	—	—	—	(7,428)

Total other income (expense)	303	508	1,557	(5,648)

Loss before income tax	(3,220)	(2,605)	(9,969)	(23,651)
Income tax	—	—	—	—

Net loss	$(3,220)	$(2,605)	$(9,969)	$(23,651)

Net loss per common share — basic and diluted	$(0.15)	$(0.12)	$(0.47)	$(1.15)

Weighted average number of common shares outstanding — basic and diluted	21,296,907	20,921,257	21,134,607	20,644,308

CONSOLIDATED BALANCE SHEET DATA
As of December 31,
(In thousands)

	2003	2002
Cash, cash equivalents and marketable investments	$117,337	$132,655
Total assets	$179,502	$184,566
Total liabilities	$11,736	$12,908
Total stockholders’ equity	$167,766	$171,658